Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898

Pricing Supplement Dated March 26, 2024 To the Product Prospectus Supplement FI-BARR-1, the Prospectus Supplement and the Prospectus, Each Dated December 20, 2023	$500,000 Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities, Due March 31, 2025 Royal Bank of Canada

Royal Bank of Canada is offering Fixed Coupon Buffer Notes (the “Notes”) linked to an equally-weighted basket (the “Basket”) of three equity securities (each, a “Basket Component,” and collectively, the “Basket Components”). The Notes are our senior unsecured obligations, will pay a monthly Coupon at the interest rate specified below, and will have the terms described in the documents set forth above, as supplemented or modified by this pricing supplement.

Basket Component Issuers	Component Weights	Initial Prices
Alcoa Corporation (“AA”)	1/3	$31.58
Cleveland-Cliffs Inc. (“CLF”)	1/3	$21.57
Freeport-McMoRan Inc. (“FCX”)	1/3	$44.73
The Notes do not guarantee any return of principal at maturity. All payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the product prospectus supplement and on page S-3 of the prospectus supplement, each dated December 20, 2023.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	March 26, 2024	Principal Amount:	$1,000 per Note
Issue Date:	March 28, 2024	Maturity Date:	March 31, 2025
Coupon Rate:	8.25% per annum	Coupon Payment Dates:	Monthly, as set forth below.
Valuation Date:	March 26, 2025
Payment at Maturity (if held to maturity):
We will pay you at maturity, together with the final Coupon Payment, an amount based on the Final Basket Level (as defined below).
For each $1,000 in principal amount, $1,000, unless the Final Basket Level is less than the Buffer Level (80% of the Initial Value).
If the Final Basket Level is less than its Buffer Level, then the investor will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + [$1,000 x (Percentage Change + 20%)]
Investors in the Notes could lose a significant portion of their principal amount if the Final Basket Level is less than the Buffer Level.

CUSIP:	78017FQ22
	Per Note	Total
Price to public(1)	100.00%	$500,000
Underwriting discounts and commissions(1)	1.50%	$7,500
Proceeds to Royal Bank of Canada	98.50%	$492,500

(1) We or one of our affiliates may pay varying selling concessions of up to $15.00 per $1,000 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $985.00 and $1,000 per $1,000 in principal amount. See "Supplemental Plan of Distribution (Conflicts of Interest)" below.
The initial estimated value of the Notes as of the Trade Date was $980.10 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This pricing supplement relates to an offering of Fixed Coupon Buffer Notes (the “Notes”) linked to a basket (the “Basket”) of three equity securities (each a "Basket Component," and collectively, the “Basket Components”).

Issuer:	Royal Bank of Canada (the “Bank”)
Basket Components:	The common stock of each of Alcoa Corporation ("AA"), Cleveland-Cliffs Inc. ("CLF"), and Freeport-McMoRan Inc. ("FCX")
Trade Date (Pricing Date):	March 26, 2024
Issue Date:	March 28, 2024
Valuation Date:	March 26, 2025
Maturity Date:	March 31, 2025
Denominations:	Minimum denominations of $1,000, and integral multiples of $1,000 thereafter.
Initial Basket Level:	100.00
Buffer Level:	80.00, or 80% of the Initial Basket Level.
Final Basket Level:
The “Final Basket Level” will be calculated based on the weighted returns of the Basket Components as of the Valuation Date, and will be equal to:
100 x [1 + (the sum of, for each Basket Component, the Basket Component Return multiplied by its Component Weight)]
The Component Weight for each Basket Component is set forth on the cover page of this document.

Basket Component Return:	For each Basket Component, the Basket Component Return will be:
Initial Price:
For each Basket Component, the closing price per share of such Basket Component on the Trade Date, as determined by the Calculation Agent, subject to adjustment as set forth in the product prospectus supplement.

Final Price:
For each Basket Component, the closing price per share of such Basket Component on the Valuation Date, as determined by the Calculation Agent, subject to adjustment as set forth in the product prospectus supplement.

Coupon Rate:	8.25% per annum (0.6875% on each Coupon Payment Date).

P-2	RBC Capital Markets, LLC

Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada

Coupon Payment Dates:	The Coupons will be paid monthly on:
May 1, 2024
May 31, 2024
July 1, 2024
July 31, 2024
August 29, 2024
October 1, 2024
October 31, 2024
December 2, 2024
December 31, 2024
January 30, 2025
March 3, 2025
March 31, 2025 (the Maturity Date)
Record Dates:
The record date for each Coupon Payment Date will be one business day prior to that scheduled Coupon Payment Date; provided, however, that the Coupon payable at maturity will be payable to the person to whom the payment at maturity will be payable.

Payment at Maturity (if held to maturity):
For each $1,000 in principal amount of the Notes, we will pay you at maturity, together with the final Coupon Payment, an amount in cash based on the Final Basket Level.
•        If the Final Basket Level is greater than or equal to the Buffer Level, $1,000.
•        If the Final Basket Level is less than the Buffer Level, you will receive at maturity, a cash payment equal to:
$1,000 + [$1,000 x (Percentage Change + 20%)]
In this case, the amount that you receive at maturity will be less than your principal amount, resulting in a loss that is proportionate to the decline in the value of the Basket beyond its Buffer Level from the Trade Date to the Valuation Date. Investors in the Notes could lose a significant portion of the principal amount if the Final Basket Level is less than its Buffer Level.

Percentage Change:
Stock Settlement:	Not applicable. Payments on the Notes will be made solely in cash.
Monitoring Period:	The Valuation Date. The prices of the Basket Components between the Trade Date and the Valuation Date will not impact the Payment at Maturity.
Monitoring Method:	Close of Trading Day
Early Redemption:
The Notes will not be subject to an early call at our option (except under the limited circumstances set forth in the product prospectus supplement), or an automatic call based upon the value of the Basket.

Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to any of the Basket Components will result in the postponement of the Valuation Date as to that Basket Component, as described in the product prospectus supplement, but not to any non-affected Basket Component.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

P-3	RBC Capital Markets, LLC

Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you and (ii) a put option with respect to the Basket Components written by you and purchased by us. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our special U.S. tax counsel, Ashurst LLP) in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book Entry Issuance” in the prospectus dated December 20, 2023).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this pricing supplement.

P-4	RBC Capital Markets, LLC

Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023 and the product prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. In particular, please note that the return on the Notes is linked to a basket of common stocks. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and in the product prospectus supplement, each dated December 20, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement FI-BARR-1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058556/ef20016921_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-5	RBC Capital Markets, LLC

Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the Payment at Maturity of the Notes (excluding the final Coupon Payment) for a hypothetical range of performance for the Basket, assuming the following terms:
Initial Basket Level:	100.00
Buffer Level:	80.00, which is 80% of the Initial Basket Level
Principal Amount:	$1,000 per Note

Hypothetical Final Basket Level	Payment at Maturity as Percentage of Principal Amount	Payment at Maturity
150.00	100.00%	$1,000.00
140.00	100.00%	$1,000.00
130.00	100.00%	$1,000.00
120.00	100.00%	$1,000.00
110.00	100.00%	$1,000.00
100.00	100.00%	$1,000.00
90.00	100.00%	$1,000.00
80.00	100.00%	$1,000.00
79.99	99.99%	$999.90
70.00	90.00%	$900.00
60.00	80.00%	$800.00
50.00	70.00%	$700.00
40.00	60.00%	$600.00
30.00	50.00%	$500.00
20.00	40.00%	$400.00
10.00	30.00%	$300.00
0.00	20.00%	$200.00

P-6	RBC Capital Markets, LLC

Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.
Example 1: The value of the Basket increases by 40% from the Initial Basket Level of 100.00 to a Final Basket Level of 140.00. Because the Final Basket Level is greater than its Buffer Level, the investor receives at maturity, in addition to the final Coupon otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 40% appreciation in the value of the Basket.
Example 2: The value of the Basket decreases by 10% from the Initial Basket Level of 100.00 to a Final Basket Level of 90.00. Because the Final Basket Level is greater than its Buffer Level, the investor receives at maturity, in addition to the final Coupon otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 10% decline in the value of the Basket.
Example 3: The Final Basket Level is 40.00 on the Valuation Date, which is less than the Buffer Level. Because the Final Basket Value is less than the Buffer Level, in addition to the final Coupon otherwise due on the Notes, the investor receives a payment of $600 per $1,000 in principal amount of the Notes, calculated as follows:
Principal Amount + [Principal Amount x (Percentage Change + 20%)]
= $1,000 + [$1,000 x (-60% + 20%)] = $1,000 - $400 = $600
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on values of the Basket that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in any Basket Component.

P-7	RBC Capital Markets, LLC

Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms of the Notes
•
You May Lose a Significant Portion of the Principal Amount at Maturity — Investors in the Notes could lose a significant portion of their principal amount if there is a decline in the value of the Basket between the Trade Date and the Valuation Date. If the Final Basket Level is less than its Buffer Level, the amount in cash that you will receive at maturity will represent a loss of your principal that is proportionate to the decline in the value of the Basket beyond the Buffer Level from the Trade Date to the Valuation Date. The Coupon Payments received on the Notes on and prior to the Maturity Date may not be sufficient to compensate for any such loss.

•
The Payments on the Notes Are Limited — The payments on the Notes will be limited to the Coupon Payments.  Accordingly, your return on the Notes may be less than your return would be if you made an investment in the Basket Components or in a security directly linked to the positive performance of the Basket Components.

•
Your Return on the Notes May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of the applicable payment on any relevant payment date is dependent upon our ability to repay our obligations on the applicable payment dates. This will be the case even if the prices of the Basket Components increase after the Trade Date. No assurance can be given as to what our financial condition will be during the term of the Notes.

•
Changes in the Value of One Basket Component May Be Offset by Changes in the Value of the Other Basket Components – A change in the value of one Basket Component may not correlate with changes in the value of the other Basket Components. The value of one Basket Component may increase, while the value of the other Basket Components may not increase as much, or may even decrease. Therefore, in determining the value of the Basket as of any time, increases in the value of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the value of the other Basket Components.

•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event, as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM

P-8	RBC Capital Markets, LLC

Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Basket Components, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•
The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to the Basket Components
•
Owning the Notes Is Not the Same as Owning Shares of the Basket Components — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the Basket Components. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have. Furthermore, the Basket Components may appreciate substantially during the term of the Notes, while your potential return will be limited to the Coupon Payments.

•
There Is No Affiliation Between the Basket Component Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Basket Component Issuers - We are not affiliated with the Basket Component Issuers. However, we and our affiliates may currently, or from time to time in the future engage, in business with any Basket Component Issuer. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Notes, should make your own investigation into the Basket Components.

•
The Basket Components Are Concentrated in One Sector — All of the Basket Components are issued by companies in the materials industry. Although an investment in the Notes will not give holders any ownership or other direct interests in the Basket Components, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

Risks Relating to Conflicts of Interest
•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Basket Components that are not for the account of holders of the Notes or on their behalf.

P-9	RBC Capital Markets, LLC

Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the share prices of the Basket Components, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Basket Components (the “Basket Component Issuers”), including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Basket Components. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the share prices of the Basket Components, and therefore, the market value of the Notes.

•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Basket Components — In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Basket Components, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Basket Component may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely solely on views expressed by our affiliates.

P-10	RBC Capital Markets, LLC

Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
INFORMATION REGARDING THE BASKET COMPONENT ISSUERS
The Basket Components are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding the Basket Components may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the Basket Component Issuers is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Basket Component Issuers with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Basket Components should not be taken as an indication of their future performance, and no assurance can be given as to the market prices of any Basket Component at any time during the term of the Notes. We cannot give you assurance that the performance of any Basket Component will not result in the loss of all or part of your investment.
Alcoa Corporation (“AA”)
Alcoa Corporation manufactures metal products. The company produces and sells bauxite, alumina, and aluminum products.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “AA.”
Cleveland-Cliffs Inc. (“CLF”)
Cleveland-Cliffs Inc. manufactures custom-made pellets and hot briquetted iron (HBI); flat-rolled carbon steel, stainless, electrical, plate, tinplate and long steel products; as well as carbon and stainless steel tubing, hot and cold stamping and tooling.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “CLF.”
Freeport-McMoRan Inc. (“FCX”)
Freeport-McMoRan Inc. is an international natural resources company. The company operates large, long-lived, geographically diverse assets with significant reserves of copper, gold, molybdenum, cobalt, oil, and gas.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “FCX.”

P-11	RBC Capital Markets, LLC

Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
HISTORICAL INFORMATION
The graphs below set forth the information relating to the historical performance of the Basket Components. We obtained the information in the graphs below from Bloomberg Financial Markets, without independent investigation.
Historical Information for Alcoa Corporation
The graph below illustrates the performance of this Basket Component from January 1, 2014 to March 26, 2024.

Closing Prices
100.00
90.00
80.00
70.00
60.00
50.00
40.00
30.00
20.00
10.00
0.00
Jan-14
Jan-15
Jan-16
Jan-17
Jan-18
Jan-19
Jan-20
Jan-21
Jan-22
Jan-23
Jan-24
Date

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-12	RBC Capital Markets, LLC

Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
Historical Information for Cleveland-Cliffs Inc.
The graph below illustrates the performance of this Basket Component from January 1, 2014 to March 26, 2024.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-13	RBC Capital Markets, LLC

Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
Historical Information for Freeport-McMoRan Inc.
The graph below illustrates the performance of this Basket Component from January 1, 2014 to March 26, 2024.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-14	RBC Capital Markets, LLC

Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX
CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences” (including the opinion of our special U.S. tax counsel, Ashurst LLP), which applies to the Notes.
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Basket Components written by you and purchased by us (the “Put Option”). With respect to the Coupon Payments you receive, 5.21% of each 8.25% Coupon Payment will be treated as an interest payment, and 3.04% of each 8.25% Coupon Payment will be treated as payment for the Put Option for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service (the “IRS”) could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Basket Component or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-15	RBC Capital Markets, LLC

Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on March 28, 2024, which is the second (2nd) business day following the Trade Date (this settlement cycle being referred to as “T+2”). See “Plan of Distribution” in the prospectus dated December 20, 2023. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document. In addition to the underwriting discount set forth on the cover page of this document, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of RBCCM's underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

P-16	RBC Capital Markets, LLC

Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Basket Components. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

P-17	RBC Capital Markets, LLC

Fixed Coupon Buffer Notes Linked to a Basket of Three Equity Securities Royal Bank of Canada
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated December 20, 2023.

P-18	RBC Capital Markets, LLC